RECEIVED

FEB 06 2015

MISSOURI GAMING COMMISSION

BEFORE THE MISSOURI GAMING COMMISSION
STATE OF MISSOURI

In re: Z CAPITAL PARTNERS, LLC, 150 Field Drive, Suite 300 Lake Forest, IL 60045 Petitioner, and AFFINITY GAMING 3755 Breakthrough Way, Suite 300 Las Vegas, NV 89135	)	No. ____________

PETITION FOR MODIFICATION OF RESOLUTION NO. 13-013

COMES NOW Z CAPITAL PARTNERS, LLC ("Z Capital" or "Z CAP"), a Delaware limited liability company, by and through its authorized representative and petitions the Missouri Gaming Commission (the "Commission") for its approval of a modification of Commission Resolution No. 13-103 (the "Resolution"), concerning Z Capital's acquisition of equity interests in Affinity Gaming ("Affinity"). In support of its petition for a modification of the Resolution to increase the percentage of its equity holdings in Affinity Z Capital Partners, LLC states as follows:

1. Z Capital Partners, which began investing in the predecessor to Affinity in 2010, is currently the beneficial owner of 39.52% of the stock of Affinity. Z Capital is an investment adviser registered with the U.S. Securities and Exchange Commission and has been licensed, approved or found suitable by the gaming regulators of all four states in which Affinity operates. Z Capital's President and CEO, James J. Zenni, Jr., and one of its Managing Directors, Andrei Scrivens, now serve as members of Affinity's Board of Directors.

2. Z Capital now respectfully requests a modification to one provision in MGC Resolution No. 13-013, granting Z Capital's 2012 Amended Petition for Change of Control (the "Petition") with respect to Affinity. The provision Z Capital now seeks to modify is "the condition that Z CAP must obtain additional approval from the Commission prior to obtaining any equity interest which would increase their holding to 40% or more of Affinity."[1]

The Resolution's 40% Threshold

3. As the Commission may recall, the condition we now seek to modify was predicated on the potential consequences of any Affinity shareholder acquiring 40% of more of the company's stock. Because those consequences have now been amended, we think it appropriate to amend the Resolution's conditions as well. At the time of the Resolution, a number of the agreements to which Affinity was a party provided that ownership at the 40% level or above would constitute a "Change of Control" triggering certain obligations on the part of Affinity.[2] Specifically, in January 2013, at the time of the Petition and the Resolution, Affinity Gaming's Credit Agreement of May 9, 2012 (the "Credit Agreement") setting forth the terms of the Company's senior secured credit facility, and Affinity's 2011 Long Term Incentive Plan (the "LTIP") provided that if any

[1] The THEREFORE clause of the Resolution states in full: "THEREFORE, BE IT RESOLVED by the Missouri Gaming Commission that the Amended Petition for Approval of Change of Control filed by Z CAP, a copy of which is attached hereto and incorporated herein by reference, is hereby approved, with the condition that Z CAP must obtain additional approval from the Commission prior to obtaining any equity interest which would increase their holding to 40% or more of Affinity." A copy of Resolution 13-013 is attached as Exhibit A hereto.

[2] This 40% ownership threshold is distinct from the 25% Change of Control threshold established by Missouri law and regulation.

shareholder acquired 40% or more of Affinity Gaming's voting stock, that would constitute a "Change of Control" triggering certain obligations on Affinity's part.

4. Section 11.11 of the Credit Agreement provided that in the event of a Change of Control at the 40% threshold, Affinity's senior secured debt would be subject to acceleration and immediate repayment. Similarly, Section 10.19 of the LTIP provided that in the event of a Change of Control at the 40% threshold an adjustment might be required in the incentive awards to LTIP plan participants.

5. In addition to these provisions, the May 9, 2012 Indenture for Affinity Gaming's 9.00% Senior Notes (the "Indenture") had its own definition of "Change of Control" at a higher threshold of "more than 50%" of the total voting power of the Company's Voting Stock. Section 3.9 of the Indenture provides that in the event of a Change of Control at the 50%+ threshold, the Company's bonds would be subject to redemption at 101% of par.

6. In light of the provisions of the Credit Agreement and the LTIP, and to avoid the potential consequences of a "Change of Control" were Z Capital to acquire 40% or more of Affinity Gaming's voting stock, the Resolution required that before making such an acquisition, Z Capital would need to seek additional approval from the Commission. Z Capital has fully complied with that condition and has limited its purchases and ownership of Affinity stock to remain below 40%.

Changes that Raised or Eliminated the Change of Control Threshold

7. Z Capital now requests a modification of the Resolution because all of the provisions that set a threshold for Change of Control have been raised to at least 50%, or

in the case of the Amended 2011 LTIP completely eliminated as to Z Capital. Moreover, the process through which the Change of Control threshold was raised indicates that consent to such changes can be obtained from the Company's lenders and bond holders in a way that would permit further increases to, or elimination of that threshold, in a manner that protects Affinity from the potential consequences the Resolution was intended to avoid, without the need for ongoing regulatory action.

8. As noted above, the threshold for a Change of Control under the Indenture has always been and is "more than 50% of the total voting power of the Voting Stock of the Company." (Indenture, §1.1 at p.5. A copy of the relevant language appears in Exhibit B hereto.)

9. As of December 12, 2013, the Credit Agreement was amended in a number of respects, including an increase in the Change of Control threshold to 50%. Under the terms of the First Amendment to the Credit Agreement, the definition of "Change of Control" in Section 1.01 of the Credit Agreement was deleted and replaced by a definition that set the threshold at "50% or more on a fully diluted basis of the Voting Equity Interests" of Affinity. (First Amendment to Credit Agreement, dated as of December 13, 2013, at paragraph 2(c). A copy of the relevant language appears in Exhibit C hereto.) This amendment was the result of a negotiation with the lenders under Affinity's Credit Agreement, and is reflective of the fact that such changes can take place on a consensual basis.

10. As of November 4, 2014, the LTIP was also amended in a manner that eliminated the Change of Control threshold for various existing Affinity shareholders, including Z Capital. As amended, the Affinity Gaming Amended and Restated 2011

Long Term Incentive Plan (the "Amended LTIP") provides, in Article II, Definitions, that a "Change in Control" shall mean acquisition of "more than 50% of the combined voting power of the Company's outstanding securities" by any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, "other than" certain specified owners, including "any of the parties to the Settlement Agreement or their Affiliates." (Amended LTIP at Article II, "Change of Control." A copy of the relevant language appears in Exhibit D hereto.) As defined in the Amended LTIP, the Settlement Agreement was the settlement agreement made and entered into July 28, 2014, by and among the Company, Z Capital and its Affiliates, a number of other Affinity shareholders, including SPH Manager, LLC, and other entities party to that agreement. By virtue of those definitions, parties to the Settlement Agreement, including Z Capital, are excluded from those persons and groups whose ownership of 50% of Affinity's outstanding securities would constitute a Change of Control under the Amended LTIP, and consequently there is no limit as to how much Affinity stock Z Capital can acquire without triggering the Change of Control provisions set forth in Article IX of the Amended LTIP. (*See* Exhibit D.)

Request for Modification

11. Based on these changed circumstances, Z Capital respectfully requests that the Resolution be modified to permit Z Capital to: (i) acquire additional shares of Affinity representing less than 50% of the Company's voting stock without the need for additional approval from the Commission, and (ii) acquire shares equal to or in excess of 50%, without the need for additional approval from the Commission, provided that prior to such acquisition the lenders under the Company's Senior Secured Credit Facility and the

holders of the Company's 9.00% Senior Notes consent to an amendment to the Company's Credit Agreement and Indenture such that Z Capital's acquisition of those additional shares shall not constitute a Change of Control.

Respectfully submitted,

STINSON LEONARD STREET LLP

By: [signature]

Charles W. Hatfield, # 40363
230 W. McCarty Street
Jefferson City, MO 65101-1553
Telephone: 573.230.2610
Facsimile: 573.556.3632
E-mail: chuck.hatfield@stinsonleonard.com

Attorneys for Z Capital Partners, LLC

Exhibit A

MISSOURI GAMING COMMISSION
COMMISSION RESOLUTION NO. 13-013

APPROVING THE AMENDED PETITION OF Z CAPITAL PARTNERS, LLC
FOR APPROVAL OF CHANGE OF CONTROL RELATING TO AFFINITY GAMING, LLC

January 30, 2012

WHEREAS, Affinity Gaming, LLC, now known as Affinity Gaming, Inc., (Affinity), is a holder of a Class A license; and

WHEREAS, as a Class A licensee, Affinity is the owner of two Class B Licensee's, Mark Twain Casino, LaGrange, Missouri and St. Jo Frontier Casino, St. Joseph, Missouri; and

WHEREAS, Z Capital Partners, LLC (Z CAP) is currently licensed in the State of Missouri as a Key Business Entity in that Z CAP is currently a holder an ownership interest totaling 24.97% of Affinity; and

WHEREAS, Z CAP has contracts which, if consummated, would increase Z CAP's ownership interest to 29.144% and intend in the near future to acquire additional ownership interest to increase their holdings to 38%; and

WHEREAS, Z CAP has submitted an Amended Petition which indicates its intention in the future to acquire additional ownership interest in Affinity; and

WHEREAS, 11 CSR 45-10.040 (12) requires approval of the Commission prior to the closing of any sale which would constitute a change of control; and

WHEREAS, 11 CSR 45-10.040 (8)(A)(1) defines change of control as the acquisition of any ownership interest that exceeds 25%; and

WHEREAS, the Commission has reviewed the Amended Petition for Change of Control and other documents and information relating to said Amended Petition.

THEREFORE, BE IT RESOLVED by the Missouri Gaming Commission that the Amended Petition for Approval of Change of Control filed by Z CAP, a copy of which is attached hereto and incorporated herein by reference, is hereby approved, with the condition that Z CAP must obtain additional approval from the Commission prior to obtaining any equity interest which would increase their holding to 40% or more of Affinity.

Exhibit B

The full text of the Affinity Gaming 9% Senior Notes Indenture is Exhibit 4.1 to Affinity Gaming's Form 8-K filed with the U.S. Securities and Exchange Commission on May 5, 2012.

EX-4.1 3 a12-11837_1ex4d1.htm EX-4.1

Exhibit 4.1

AFFINITY GAMING, LLC
AFFINITY GAMING FINANCE CORP.,
as Issuers,

The Guarantors named herein,

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent, Registrar, Transfer Agent and Authenticating Agent

9% Senior Notes due 2018

INDENTURE

Dated as of May 9, 2012

Table of Contents

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody's or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(8) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, *provided* that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

"Cash Management Services" means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

"Casino Related Facility" means a (i) gaming establishment owned by the Company or a Restricted Subsidiary, (ii) any hotel or similar hospitality facility owned by the Company or a Restricted Subsidiary and serving a gaming establishment owned by the Company or a Restricted Subsidiary or (iii) any building, restaurant, theater, amusement park or other entertainment facility, parking or recreational vehicle facilities or retail shops located at or adjacent to, and directly ancillary to, a gaming establishment owned by the Company or a Restricted Subsidiary and used or to be used in connection with such a gaming establishment owned by the Company or a Restricted Subsidiary.

"Change of Control" means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13 (d) of the Exchange Act, proxy, vote, written notice or otherwise) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or

substantially all of the assets of the Company and its Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.

(5) the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8(b) or to the extent not more disadvantageous to the Holders in any material respect;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(8) any transaction between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(9) issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(10) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(11) any purchases by the Company's Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company's Affiliates; *provided* that such purchases by the Company's Affiliates are on the same terms as such purchases by such Persons who are not the Company's Affiliates; and

(12) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary as described under Section 3.20.

SECTION 3.9 Change of Control.

(a) If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.7(a) or Section 5.7(d), the

Issuers shall make an offer to purchase all of the Notes (the "Change of Control Offer") at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any), to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will deliver notice of such Change of Control Offer electronically or by first class mail, with a copy to the Trustee and Agent, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered and not validly withdrawn pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the "Change of Control Payment Date");

(3) that any Note not properly tendered or validly withdrawn will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; *provided* that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control;

(9) describing the transaction or transactions that constitute the Change of Control; and

(10) the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; *provided* that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of

$1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b) On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee and the Agent stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(e) While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(f) The Issuers will comply, to the extent applicable, with the requirements of Section 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.10 Reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) within 90 days after the end of each fiscal year, annual reports of the Company containing substantially all of the financial information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, including (A) "Management's Discussion and Analysis of Financial Condition and Results of Operations," and (B) audited financial statements prepared in accordance with GAAP;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company

had been a reporting company under the Exchange Act, including (A) "Management's Discussion and Analysis of Financial Condition and Results of Operations," and (B) unaudited quarterly financial statements prepared in accordance with GAAP; and

(3) within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act;

Exhibit C

The full text of the First Amendment to Credit Agreement and Guaranty and Collateral Agreement is Exhibit 10.46 to Affinity Gaming's Form 10-K filed with the U.S. Securities and Exchange Commission on April 31, 2014.

EXHIBIT 10.46

FIRST AMENDMENT TO CREDIT AGREEMENT AND GUARANTY AND COLLATERAL AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND GUARANTY AND COLLATERAL AGREEMENT (this "Amendment"), dated as of December 13, 2013 and effective as of the First Amendment Effective Date (as hereinafter defined), is made and entered into by and among AFFINITY GAMING, a Nevada corporation, successor in interest to Affinity Gaming, LLC (the "Borrower"), each of the Subsidiaries party hereto, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent"), DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and each of the Lenders (as hereinafter defined) party hereto.

RECITALS

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of May 9, 2012 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Borrower, the Administrative Agent, the banks, financial institutions and other entities from time to time party thereto in the capacity of lenders (the "Lenders"), and the other agents and arrangers party thereto.

B. The Borrower has requested that the Lenders agree, subject to the express conditions and on the terms set forth in this Amendment, to amend certain provisions of the Credit Agreement and the Guaranty and Collateral Agreement in order to, among other things, reduce the pricing of the Initial Term Loans under the Credit Agreement.

C. The Lenders are willing to agree to such amendments, subject to the express conditions and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and each of the Lenders party hereto agree as follows:

1. Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given in the Credit Agreement, and the interpretative provisions set forth in the Credit Agreement shall apply to this Amendment.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the First Amendment Effective Date (defined below) as follows:

(vi) "Permitted Holder" shall mean each Person who, together with its Affiliates, directly or indirectly, beneficially owns or controls as of the First Amendment Effective Date at least 20% or more on a fully diluted basis of the Voting Equity Interests of the Borrower.

(vii) "Qualified ECP Guarantor" shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(viii) "Subject Permitted Holder" shall mean any Permitted Holder who, together with its Affiliates, on any date of determination, directly or indirectly beneficially owns or controls at least 20% or more on a fully diluted basis of the Voting Equity Interests of the Borrower.

(ix) "Swap Obligations" means any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

(b) Clause (i) of the definition of "Applicable Margin" in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following: "(i) in the case of Initial Term Loans maintained as (x) Base Rate Loans, 2.25%, and (y) Eurodollar Loans, 3.25%;".

(c) The definition of "Change of Control" in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

"Change of Control" shall mean (x) the Borrower becomes aware that any "Person" or "Group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the First Amendment Effective Date), other than any "Person" that is a Permitted Holder or any "Group" that includes a Subject Permitted Holder, (A) is or becomes the "beneficial owners" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the First Amendment Effective Date), directly or indirectly, of 50% or more on a fully diluted basis of the Voting Equity Interests of the Borrower or (B) shall have obtained the power (whether or not exercised) to elect a majority of the Borrower's directors or (y) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

Exhibit D

The full text of the Affinity Gaming Amended and Restated 2011 Long Term Incentive Plan is Exhibit 10.1 to Affinity Gaming's Form 8-K filed with the U.S. Securities and Exchange Commission on November 7, 2014.

EXHIBIT 10.1

AFFINITY GAMING
AMENDED AND RESTATED 2011 LONG TERM INCENTIVE PLAN

ARTICLE I
PURPOSE

Effective Date . The Plan of Affinity Gaming (the "Company") shall be known as the Affinity Gaming Amended and Restated 2011 Long Term Incentive Plan (as amended, the "Plan"), and shall be effective as of November 4, 2014 (the "Effective Date").

Purpose of the Plan . The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging equity ownership on the part of the Employees, Members of the Board, and Independent Contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock Awards.

ARTICLE II
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

" 1934 Act " means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

" Affiliate " means any entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.

" Award " means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock Awards.

" Award Agreement " means the written agreement setting forth the terms and conditions applicable to an Award.

" Base Price " means the price at which a SAR may be exercised with respect to a Share.

" Board " means the Company's Board of Directors, as constituted from time to time.

" Change in Control " shall mean the first (and only the first) to occur of the following:

(a) any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities

under any employee benefit plan of the Company, any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of voting power of the Company or any of the parties to the Settlement Agreement or their Affiliates), becoming the beneficial owner(s) (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or

(b) a merger or consolidation of the Company or any Subsidiary of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, if the Company or such successor is a Subsidiary of another entity, the ultimate parent company of the Company or such successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

(c) The sale of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, neither (i) the entry into or performance of the Settlement Agreement, nor (ii) the formation of a "group" among all or some of the parties to the Settlement Agreement or their Affiliates (but no other person that is not, or whose Affiliates are not, parties to the Settlement Agreement) in connection with the performance of the Settlement Agreement or any other agreement in existence on July 14, 2014, shall constitute a "Change of Control."

"Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

"Committee" means the committee of the Board described in ARTICLE III.

"Employee" means an employee of the Company, a Related Company, an Affiliate or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company, a Related Company or a Subsidiary; provided that any such Award

effect of lowering the Base Price of a SAR after it is granted or (ii) permit Participants to cancel a SAR in exchange for another Award.

ARTICLE VIII
OTHER STOCK AWARDS

Subject to the provisions of the Plan, the Committee may develop sub-plans or grant other equity-based awards ("Other Stock Awards") on such terms as it may determine, including, but not limited to, Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

ARTICLE IX
CHANGE IN CONTROL

Unless otherwise provided in an Award Agreement, in the event of a Change in Control, unless the right to accelerated vesting, the lapse of restrictions or risks of forfeiture, or accelerated delivery or receipt of cash provided for herein is waived or deferred by a Participant and the Company by written notice prior to the Change in Control, all restrictions and risks of forfeiture on Awards (other than those imposed by law or regulation) shall lapse, and all deferral or vesting periods relating to Awards shall immediately expire. In the event of a Change in Control, the Board can unilaterally implement or negotiate a procedure with any party to the Change in Control pursuant to which all Participants' unexercised Options and/or SARs may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the Exercise Price.

ARTICLE X
MISCELLANEOUS

10.1 Company Call Right.

10.1.1. Call Right upon Termination, Involuntary Transfer. The following provisions of this Section 10.1 shall only apply to the extent expressly provided for in an Award Agreement, as determined by the Committee in its sole discretion. Upon the termination of service of a Participant for any reason, or an Involuntary Transfer (as defined below) of any Shares acquired pursuant to an Award occurs, the Company shall have the right (a "Call Right"), to purchase and, upon the exercise of the Call Right by the Company, the Participant shall be required to sell, all Shares beneficially owned by a Participant or his beneficiary that have been acquired pursuant to an Award. Upon such termination of service or Involuntary Transfer, as the case may be, the Call Right may be exercised by the Company for a period of three years after the occurrence of such event (or, if later, the date on which the Company is notified or becomes aware of the occurrence of such event). The Company may exercise such Call Right by giving written notice thereof to the Participant. All determinations with respect to the Company's exercise of the Call Right shall be made by the Committee.